Exhibit 99.1

Kroger Reports Fourth Quarter and Full-Year 2024 Results

Announces Guidance for 2025

Fourth Quarter Highlights

•	Identical Sales without fuel increased 2.4%

•	Operating Profit of $912 million; EPS of $0.90

•	Adjusted FIFO Operating Profit of $1,174 million and Adjusted EPS of $1.14

•	Delivered 11% digital sales growth, excluding the 53rd week in 2023

Fiscal 2024 Highlights

•	Identical Sales without fuel increased 1.5%

•	Operating Profit of $3.8 billion; EPS of $3.67

•	Adjusted FIFO Operating Profit of $4.7 billion and Adjusted EPS of $4.47

•	Delivered more than $13B in digital sales

•	17% increase in Media, excluding the 53rd week in 2023, contributed to $1.35B in Operating Profit from Alternative Profit Businesses

•	Increased associate wages resulting in average hourly wage of more than $19 and rate of more than $25 with comprehensive benefits factored in, which is a 38% increase in rate in the last seven years

•	Commenced a $5.0B Accelerated Share Repurchase Program to be completed under Kroger’s $7.5B share repurchase authorization

CINCINNATI, March 6, 2025 – The Kroger Co. (NYSE: KR) today reported its fourth quarter and fiscal year 2024 results, provided 2025 guidance and updated investors on how Kroger is positioned for long-term sustainable growth.

Comments from Chairman and CEO Ron Sargent

“I am excited to join this talented and experienced management team in my role as interim CEO. I am committed to ensuring that we execute with speed and that our teams continue to advance our go-to-market strategy to deliver for our customers, associates, communities, and shareholders.

Kroger is operating from a position of strength, delivering fourth quarter results that came in ahead of expectations due to the strength of our model and the disciplined execution of our teams. We enter 2025 with positive momentum, focused on delivering an incredible customer experience through great quality at low prices.”

Fourth Quarter Financial Results

	4Q24 ($ in millions; except EPS)	4Q23 ($ in millions; except EPS)	4Q23 Excluding the 53rd week ($ in millions; except EPS)
ID Sales(1) (Table 4)	2.4%	(0.8)%	N/A
Earnings Per Share	$0.90	$1.01	$0.81
Adjusted EPS (Table 6)	$1.14	$1.34	$1.14
Operating Profit	$912	$1,194	$1,007
Adjusted FIFO Operating Profit (Table 7)	$1,174	$1,307	$1,120
Gross Margin (Table 9)	22.7%	22.3%	N/A
FIFO Gross Margin Rate(2)(3)	Increased 54 basis points (including 41 basis points increase from the sale of Kroger Specialty Pharmacy)
OG&A Rate(1)(3)	Increased 16 basis points (including 31 basis points increase from the sale of Kroger Specialty Pharmacy)

(1) Without fuel and adjustment items, if applicable.

(2) Without rent, depreciation and amortization, fuel and adjustment items, if applicable.

(3) Excluding the 53rd week in 2023.

Total company sales were $34.3 billion in the fourth quarter compared to $37.1 billion for the same period last year, including $2.7 billion from the 53rd week in 2023 and $737 million from Kroger Specialty Pharmacy sales. Excluding fuel, Kroger Specialty Pharmacy and the 53rd week in 2023, sales increased 2.6% compared to the same period last year.

Gross margin was 22.7% of sales for the fourth quarter compared to 22.3% for the same period last year. The improvement in gross margin was primarily attributable to the sale of Kroger Specialty Pharmacy and lower shrink, partially offset by lower pharmacy margins and the LIFO charge.

The FIFO gross margin rate, excluding rent, depreciation and amortization, fuel, and the 53rd week in 2023, increased 54 basis points compared to the same period last year. The improvement in rate was primarily attributable to the sale of Kroger Specialty Pharmacy and lower shrink, partially offset by lower pharmacy margins.

The LIFO charge for the quarter was $30 million, compared to a LIFO credit of $18 million for the same period last year.

The Operating, General and Administrative rate, excluding fuel, adjustment items and the 53rd week in 2023, increased 16 basis points compared to the same period last year. The increase in rate, was primarily attributable to the sale of Kroger Specialty Pharmacy, increased incentive plan costs, and investment in associate wages, partially offset by the continued execution of cost savings initiatives.

Fiscal 2024 Financial Results

	2024 ($ in billions; except EPS)	2023 ($ in billions; except EPS)	2023 Excluding the 53rd week ($ in billions; except EPS)
ID Sales(1) (Table 4)	1.5%	0.9%	N/A
Earnings Per Share	$3.67	$2.96	$2.76
Adjusted EPS (Table 6)	$4.47	$4.76	$4.56
Operating Profit	$3.8	$3.1	$2.9
Adjusted FIFO Operating Profit (Table 7)	$4.7	$5.0	$4.8
Gross Margin (Table 9)	22.3%	21.8%	N/A
FIFO Gross Margin Rate(2)(3)	Increased 32 basis points (including 18 basis point increase from the sale of Kroger Specialty Pharmacy)
OG&A Rate(1)(3)	Increased 31 basis points (including 12 basis point increase from the sale of Kroger Specialty Pharmacy)

(1) Without fuel and adjustment items, if applicable.

(2) Without rent, depreciation and amortization, fuel and adjustment items, if applicable.

(3) Excluding the 53rd week in 2023.

Total company sales were $147.1 billion in 2024, which includes $2.0 billion of Kroger Specialty Pharmacy sales, compared to $150.0 billion for the same period last year, including $2.7 billion from the 53rd week in 2023 and $3.2 billion of Kroger Specialty Pharmacy sales. Excluding fuel, Kroger Specialty Pharmacy and the 53rd week in 2023, sales increased 1.8% compared to the same period last year.

Gross margin was 22.3% of sales for 2024 compared to 21.8% for the same period last year. The improvement in gross margin was primarily attributable to the sale of Kroger Specialty Pharmacy, Our Brands performance and lower shrink, partially offset by lower pharmacy margins.

The FIFO gross margin rate, excluding rent, depreciation and amortization, fuel, and the 53rd week in 2023, increased 32 basis points compared to the same period last year. The improvement in rate, excluding fuel and the 53rd week, was primarily attributable to the sale of Kroger Specialty Pharmacy, Our Brands performance and lower shrink, partially offset by lower pharmacy margins.

The LIFO charge for 2024 was $95 million, compared to a LIFO charge of $113 million for the same period last year.

The Operating, General and Administrative rate, excluding fuel, adjustment items and the 53rd week in 2023, increased 31 basis points compared to the same period last year. The increase in rate was primarily attributable to the sale of Kroger Specialty Pharmacy, increased incentive plan costs, an increase in costs due to the severity of general liability claims, and investment in associate wages, partially offset by the continued execution of cost savings initiatives.

Capital Allocation Strategy

Kroger expects to continue to generate strong free cash flow and remains committed to investing in the business to drive long-term sustainable net earnings growth, as well as maintaining its current investment grade debt rating. The Company expects to continue to pay its quarterly dividend and expects this to increase over time, subject to board approval.

Kroger’s net total debt to adjusted EBITDA ratio is 1.79, compared to 1.33 a year ago, excluding the 53rd week in 2023 (Table 5). The company’s net total debt to adjusted EBITDA ratio target range is 2.30 to 2.50. Kroger’s strong balance sheet provides ample opportunities for the Company to pursue growth and enhance shareholder value.

During the quarter, Kroger initially repurchased 65.6 million shares as part of previously announced $5 billion accelerated share repurchase program (ASR), which is expected to be completed by no later than the third fiscal quarter of Kroger’s Fiscal 2025. The total numbers of shares purchased by Kroger pursuant to the ASR will be based on the average of the volume-weighted average prices of our common shares on specified dates during the term of the ASR agreement, less a discount, and subject to adjustments pursuant to their terms and conditions. The ASR is being completed under Kroger’s $7.5 billion share repurchase authorization. In addition to the ASR program, Kroger has $2.5 billion of capacity remaining under its share repurchase authorization for incremental share repurchases over time.

Assuming current interest rates, Kroger expects full-year net interest expense to be between $650 and $675 million in 2025.

Full-Year 2025 Guidance*

•	Identical Sales without fuel of 2.0% – 3.0%

•	Adjusted FIFO Operating Profit of $4.7 – $4.9 billion

•	Adjusted net earnings per diluted share of $4.60 – $4.80

•	Adjusted Free Cash Flow of $2.8 – $3.0 billion**

•	Capital expenditures of $3.6 – $3.8 billion

•	Adjusted effective tax rate of 23%***

* Without adjusted items, if applicable. Kroger is unable to provide a full reconciliation of the GAAP and non-GAAP measures used in 2025 guidance without unreasonable effort because it is not possible to predict certain of our adjustment items with a reasonable degree of certainty. This information is dependent upon future events and may be outside of our control and its unavailability could have a significant impact on 2025 GAAP financial results.

** Adjusted free cash flow excludes planned payments related to the restructuring of multi-employer pension plans, payments related to opioid settlements and merger litigation costs.

*** The adjusted tax rate reflects typical tax adjustments and does not reflect changes to the rate from the completion of income tax audit examinations and changes in tax laws and policies, which cannot be predicted.

Comments from Interim CFO Todd Foley

“Kroger’s 2024 results demonstrate the resilience of our value creation model, which is generating solid results and strong free cash flow.

Investments made to diversify our business have added more ways for Kroger to drive sustainable future growth. With our strengthened balance sheet, we plan to continue to invest in our business through new store growth, grow our dividend subject to board approval, and return excess cash to our shareholders through share repurchases to drive shareholder returns in 2025, consistent with our long-term growth expectations.

The strength of our model and the momentum in our business give us confidence in our 2025 growth plans.”

Fourth Quarter 2024 Highlights

Leading with Fresh

•	Introduced more than 900 new Our Brands items, including 370 fresh items, in 2024

•	Announced new Simple Truth meal bundles designed to make healthy eating simpler for customers

•	Achieved produce identical sales which outpaced total company identical sales without fuel

Accelerating with Digital

•	Increased delivery sales by 18% over last year, excluding the 53rd week in 2023, led by Customer Fulfillment Centers

•	Held 12 Merry Days Savings event, a mega-sales event helping customers save with special digital offers during the holiday season

Associate Experience

•	Achieved record retention rate for store and enterprise associates this year which led to improved productivity and more consistent customer experience

•	Named by Computerworld to the 2025 List of Best Places to Work in IT

•	Supported continuing education with almost 5,500 associates, 89% of whom are hourly, taking advantage of Kroger’s education assistance program in 2024

•	Recognized as a leader in Workplace Culture and Pharmacy Customer Service by Forbes

Live Our Purpose

•	Responded to the Los Angeles wildfires with supplies and monetary donations to support those affected

•	Recognized as one of Newsweek’s “Most Responsible Companies” for 2025

•	Expanded prescription drug safety program to more than 470 U.S. schools

About Kroger

At The Kroger Co. (NYSE: KR), we are dedicated to our Purpose: To Feed the Human Spirit™. We are, across our family of companies nearly 420,000 associates who serve over 11 million customers daily through a seamless digital shopping experience and retail food stores under a variety of banner names, serving America through food inspiration and uplift, and creating #ZeroHungerZeroWaste communities. To learn more about us, visit our newsroom and investor relations site.

Kroger's fourth quarter 2024 ended on February 1, 2025.

Note: Fuel sales have historically had a low gross margin rate and operating expense rate as compared to corresponding rates on non-fuel sales. As a result, Kroger discusses the changes in these rates excluding the effect of fuel.

Please refer to the supplemental information presented in the tables for reconciliations of the non-GAAP financial measures used in this press release to the most comparable GAAP financial measure and related disclosure. As noted above, Kroger is unable to provide a full reconciliation of the GAAP and non-GAAP measures used in its guidance without unreasonable effort because it is not possible to predict certain of our adjustment items with a reasonable degree of certainty. This information is dependent upon future events and may be outside of our control and its unavailability could have a significant impact on GAAP financial results.

This press release contains certain statements that constitute “forward-looking statements” about Kroger’s financial position and the future performance of the company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. Such statements are indicated by words or phrases such as “achieve,” “committed,” “confidence,” “continue,” “deliver,” “drive,” “expect,” “future,” “guidance,” “model,” “opportunities,” “outlook,” “plan,” “strategy,” “target,” “trends,” “will,” and variations of such words and similar phrases. Various uncertainties and other factors could cause actual results to differ materially from those contained in the forward-looking statements. These include the specific risk factors identified in “Risk Factors” in our annual report on Form 10-K for our last fiscal year and any subsequent filings, as well as the following:

Kroger's ability to achieve sales, earnings, incremental FIFO operating profit, and adjusted free cash flow goals may be affected by: labor negotiations; potential work stoppages; changes in the unemployment rate; pressures in the labor market; changes in government-funded benefit programs; changes in the types and numbers of businesses that compete with Kroger; pricing and promotional activities of existing and new competitors, and the aggressiveness of that competition; Kroger's response to these actions; the state of the economy, including interest rates, the inflationary, disinflationary and/or deflationary trends and such trends in certain commodities, products and/or operating costs; the geopolitical environment including wars and conflicts; unstable political situations and social unrest; changes in tariffs; the effect that fuel costs have on consumer spending; volatility of fuel margins; manufacturing commodity costs; supply constraints; diesel fuel costs related to Kroger’s logistics operations; trends in consumer spending; the extent to which Kroger’s customers exercise caution in their purchasing in response to economic conditions; the uncertainty of economic growth or recession; stock repurchases; changes in the regulatory environment in which Kroger operates, along with changes in federal policy and at regulatory agencies; Kroger’s ability to retain pharmacy sales from third party payors; consolidation in the healthcare industry, including pharmacy benefit managers; Kroger’s ability to negotiate modifications to multi-employer pension plans; natural disasters or adverse weather conditions; the effect of public health crises or other significant catastrophic events; the potential costs and risks associated with potential cyber-attacks or data security breaches; the success of Kroger's future growth plans; the ability to execute our growth strategy and value creation model, including continued cost savings, growth of our alternative profit businesses, and our ability to better serve our customers and to generate customer loyalty and sustainable growth through our strategic pillars of fresh, our brands, personalization, and seamless; the outcome of litigation matters, including those relating to the terminated transaction with Albertsons; and the risks relating to or arising from our opioid litigation settlements, including the risk of litigation relating to persons, entities, or jurisdictions that do not participate in those settlements . Our ability to achieve these goals may also be affected by our ability to manage the factors identified above. Our ability to execute our financial strategy may be affected by our ability to generate cash flow.

Kroger’s adjusted effective tax rate may differ from the expected rate due to changes in tax laws and policies, the status of pending items with various taxing authorities, and the deductibility of certain expenses.

Kroger assumes no obligation to update the information contained herein unless required by applicable law. Please refer to Kroger's reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger's quarterly conference call with investors will broadcast live at 10 a.m. (ET) on March 6, 2025 at ir.kroger.com. An on-demand replay of the webcast will be available at approximately 1 p.m. (ET) on Thursday, March 6, 2025.

4th Quarter 2024 Tables Include:

1.	Consolidated Statements of Operations
2.	Consolidated Balance Sheets
3.	Consolidated Statements of Cash Flows
4.	Supplemental Sales Information
5.	Reconciliation of Net Total Debt and Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA
6.	Net Earnings Per Diluted Share Excluding the Adjustment Items
7.	Operating Profit Excluding the Adjustment Items
8.	Adjusted Free Cash Flow
9.	Gross Margin

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Contacts: Media: Erin Rolfes (513) 762-1080; Investors: Rob Quast (513) 762-4969

Table 1.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	FOURTH QUARTER				YEAR-TO-DATE
	2024		2023		2024		2023
SALES	$34,308	100.0%	$37,064	100.0%	$147,123	100.0%	$150,039	100.0%

OPERATING EXPENSES
MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING AND TRANSPORTATION (a),AND LIFO CHARGE (b)	26,387	76.9	28,643	77.3	113,720	77.3	116,675	77.8
OPERATING, GENERAL AND ADMINISTRATIVE (a)	6,043	17.6	6,278	16.9	25,431	17.3	26,252	17.5
RENT	206	0.6	220	0.6	877	0.6	891	0.6
DEPRECIATION AND AMORTIZATION	760	2.2	729	1.9	3,246	2.2	3,125	2.0

OPERATING PROFIT	912	2.7	1,194	3.2	3,849	2.6	3,096	2.1

OTHER INCOME (EXPENSE)

NET INTEREST EXPENSE	(157)	(0.5)	(100)	(0.3)	(450)	(0.3)	(441)	(0.3)
NON-SERVICE COMPONENT OF COMPANY-SPONSORED PENSION PLAN BENEFITS	3	-	6	-	12	-	30	-
(LOSS) GAIN ON INVESTMENTS	(22)	(0.1)	(166)	(0.4)	(148)	(0.1)	151	0.1
GAIN ON SALE OF BUSINESS	-	-	-	-	79	0.1	-	-

NET EARNINGS BEFORE INCOME TAX EXPENSE	736	2.1	934	2.5	3,342	2.3	2,836	1.9

INCOME TAX EXPENSE	102	0.3	195	0.5	670	0.5	667	0.3

NET EARNINGS INCLUDING NONCONTROLLING INTERESTS	634	1.9	739	2.0	2,672	1.8	2,169	1.5

NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	-	-	3	-	7	-	5	-

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$634	1.9%	$736	2.0%	$2,665	1.8%	$2,164	1.4%

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER BASIC COMMON SHARE	$0.91		$1.01		$3.70		$2.99

AVERAGE NUMBER OF COMMON SHARES USED IN BASIC CALCULATION	691		719		715		718

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$0.90		$1.01		$3.67		$2.96

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	696		725		720		725

DIVIDENDS DECLARED PER COMMON SHARE	$0.32		$0.29		$1.25		$1.13

Note:	Certain percentages may not sum due to rounding.

Note:	The Company defines First-In First-Out (FIFO) gross profit as sales minus merchandise costs, including advertising, warehousing and transportation, but excluding the Last-In First-Out (LIFO) charge, rent and depreciation and amortization.

The Company defines FIFO gross margin as FIFO gross profit divided by sales.

The Company defines FIFO operating profit as operating profit excluding the LIFO charge.

The Company defines FIFO operating margin as FIFO operating profit divided by sales.

The above FIFO financial metrics are important measures used by management to evaluate operational effectiveness. Management believes these FIFO financial metrics are useful to investors and analysts because they measure our day-to-day operational effectiveness.

(a)	Merchandise costs ("COGS") and operating, general and administrative expenses ("OG&A") exclude depreciation and amortization expense and rent expense which are included in separate expense lines.

(b)	A LIFO charge of $30 and a LIFO credit of $18 were recorded in the fourth quarters of 2024 and 2023, respectively. For the year-to-date period, LIFO charges of $95 and $113 were recorded for 2024 and 2023, respectively.

Table 2.

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	February 1,	February 3,
	2025	2024
ASSETS
Current Assets
Cash	$216	$235
Temporary cash investments	3,743	1,648
Store deposits in-transit	1,312	1,215
Receivables	2,195	2,136
Inventories	7,038	7,105
Prepaid and other current assets	769	609

Total current assets	15,273	12,948

Property, plant and equipment, net	25,703	25,230
Operating lease assets	6,839	6,692
Intangibles, net	834	899
Goodwill	2,674	2,916
Other assets	1,293	1,820

Total Assets	$52,616	$50,505

LIABILITIES AND SHAREOWNERS' EQUITY
Current Liabilities
Current portion of long-term debt including obligations under finance leases	$191	$198
Current portion of operating lease liabilities	599	670
Accounts payable	10,124	10,381
Accrued salaries and wages	1,330	1,323
Other current liabilities	3,615	3,486

Total current liabilities	15,859	16,058

Long-term debt including obligations under finance leases	17,714	12,028
Noncurrent operating lease liabilities	6,578	6,351
Deferred income taxes	1,417	1,579
Pension and postretirement benefit obligations	387	385
Other long-term liabilities	2,380	2,503

Total Liabilities	44,335	38,904

Shareowners' equity	8,281	11,601

Total Liabilities and Shareowners' Equity	$52,616	$50,505

Total common shares outstanding at end of period	658	720
Total diluted shares year-to-date	720	725

Table 3.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	YEAR-TO-DATE
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings including noncontrolling interests	$2,672	$2,169
Adjustments to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	3,246	3,125
Asset impairment charges	98	69
Operating lease asset amortization	603	625
LIFO charge	95	113
Share-based employee compensation	175	172
Company-sponsored pension plan benefits	(2)	(9)
Deferred income taxes	(102)	(155)
Gain on the sale of assets	(70)	(56)
Gain on sale of business	(79)	-
Loss (gain) on investments	148	(151)
Other	22	78
Changes in operating assets and liabilities:
Store deposits in-transit	(97)	(88)
Receivables	(288)	14
Inventories	(144)	342
Prepaid and other current assets	(166)	72
Accounts payable	253	545
Accrued expenses	107	(222)
Income taxes receivable and payable	76	68
Operating lease liabilities	(609)	(695)
Other	(144)	772

Net cash provided by operating activities	5,794	6,788

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for property and equipment, including payments for lease buyouts	(4,017)	(3,904)
Proceeds from sale of assets	377	101
Net proceeds from sale of business	464	-
Other	(52)	53

Net cash used by investing activities	(3,228)	(3,750)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	10,502	15
Payments on long-term debt including obligations under finance leases	(4,883)	(1,301)
Dividends paid	(883)	(796)
Financing fees paid	(116)	-
Proceeds from issuance of capital stock	127	50
Treasury stock purchases	(4,156)	(62)
Unsettled accelerated share repurchases	(1,000)	-
Other	(81)	(76)

Net cash used by financing activities	(490)	(2,170)

NET INCREASE IN CASH AND TEMPORARY CASH INVESTMENTS	2,076	868

CASH AND TEMPORARY CASH INVESTMENTS:
BEGINNING OF YEAR	1,883	1,015
END OF YEAR	$3,959	$1,883

Reconciliation of capital investments:
Payments for property and equipment, including payments for lease buyouts	$(4,017)	$(3,904)
Payments for lease buyouts	51	-
Changes in construction-in-progress payables	343	344
Total capital investments, excluding lease buyouts	$(3,623)	$(3,560)

Disclosure of cash flow information:
Cash paid during the year for net interest	$304	$488
Cash paid during the year for income taxes	$681	$751

Table 4. Supplemental Sales Information

(in millions, except percentages)

(unaudited)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance.  Identical sales is an industry-specific measure, and it is important to review it in conjunction with Kroger's financial results reported in accordance with GAAP.  Other companies in our industry may calculate identical sales differently than Kroger does, limiting the comparability of the measure.

IDENTICAL SALES (a)

	FOURTH QUARTER		YEAR-TO-DATE
	2024	2023	2024	2023
EXCLUDING FUEL	$30,702	$29,981	$128,297	$126,378

EXCLUDING FUEL	2.4%	(0.8)%	1.5%	0.9%

(a)	Kroger defines identical sales, excluding fuel, as sales to retail customers, including sales from all departments at identical supermarket locations, Kroger Specialty Pharmacy businesses, jewelry and ship-to-home solutions. Kroger defines a supermarket as identical when it has been in operation without expansion or relocation for five full quarters. Kroger defines Kroger Specialty Pharmacy businesses as identical when physical locations have been in operation continuously for five full quarters and discontinued patient therapies are excluded from the identical sales calculation starting in the quarter of transfer or termination. We include Kroger Delivery sales powered by Ocado as identical if the delivery occurs in an existing Kroger Supermarket geography or when the location has been in operation for five full quarters. Starting in the first quarter of 2024, Kroger Specialty Pharmacy businesses were not included in identical sales due to being classified as held for sale, while they were included in identical sales in the fourth quarter and year-to-date periods of 2023.

Table 5. Reconciliation of Net Total Debt and

Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA

(in millions, except for ratio)

(unaudited)

The items identified below should not be considered an alternative to any GAAP measure of performance or access to liquidity.  Net total debt to adjusted EBITDA is an important measure used by management to evaluate the Company's access to liquidity.  The items below should be reviewed in conjunction with Kroger's financial results reported in accordance with GAAP.

The following table provides a reconciliation of net total debt.

	February 1,	February 3,
	2025	2024	Change
Current portion of long-term debt including obligations under finance leases	$191	$198	$(7)
Long-term debt including obligations under finance leases	17,714	12,028	5,686

Total debt	17,905	12,226	5,679

Less: Temporary cash investments	3,743	1,648	2,095

Net total debt	$14,162	$10,578	$3,584

The following table provides a reconciliation from net earnings attributable to The Kroger Co. to adjusted EBITDA, as defined in the Company's credit agreement, for 2024 and 2023 on a 52-week basis.

	YEAR-TO-DATE
	February 1,	February 3,
	2025	2024
Net earnings attributable to The Kroger Co. on a 53-week basis in fiscal year 2023	$2,665	$2,164
LIFO charge	95	113
Depreciation and amortization	3,246	3,125
Net interest expense	450	441
Income tax expense	670	667
Adjustment for loss (gain) on investments	148	(151)
Adjustment for severance charge and related benefits	32	-
Adjustment for impairment of intangible assets	30	-
Adjustment for property losses	25	-
Adjustment for merger-related costs (a)	684	316
Adjustment for opioid settlement charges	(27)	1,475
Adjustment for gain on sale of Kroger Specialty Pharmacy	(79)	-
53rd week EBITDA adjustment	-	(187)
Other	(12)	(15)

Adjusted EBITDA	$7,927	$7,948

Net total debt to adjusted EBITDA ratio on a 52-week basis	1.79	1.33

(a)	Merger related costs primarily include third-party professional fees and credit facility fees associated with the terminated merger with Albertsons Companies, Inc.

Table 6. Net Earnings Per Diluted Share Excluding the Adjustment Items

(in millions, except per share amounts)

(unaudited)

The purpose of this table is to better illustrate comparable operating results from our ongoing business, after removing the effects on net earnings per diluted common share for certain items described below. Adjusted net earnings and adjusted net earnings per diluted share are useful metrics to investors and analysts because they present more accurately year-over-year comparisons for net earnings and net earnings per diluted share because adjusted items are not the result of normal operations. Items identified in this table should not be considered alternatives to net earnings attributable to The Kroger Co. or any other GAAP measure of performance. These items should not be reviewed in isolation or considered substitutes for the Company's financial results as reported in accordance with GAAP. Due to the nature of these items, as further described below, it is important to identify these items and to review them in conjunction with the Company's financial results reported in accordance with GAAP.

The following table summarizes items that affected the Company's financial results during the periods presented.

	FOURTH QUARTER		YEAR-TO-DATE
	2024	2023	2024	2023
Net earnings attributable to The Kroger Co.	$634	$736	$2,665	$2,164

Adjustment for loss (gain) on investments (a)(b)	17	128	112	(116)
Adjustment for severance charge and related benefits (a)(c)	24	-	24	-
Adjustment for impairment of intangible assets (a)(d)	23	-	23	-
Adjustment for property losses (a)(e)	19	-	19	-
Adjustment for merger-related costs (a)(f)	78	115	489	268
Adjustment for merger-related net interest expense (a)(g)	26	-	26	-
Adjustment for opioid settlement charges (a)(h)	(21)	-	(21)	1,163
Adjustment for gain on sale of Kroger Specialty Pharmacy (a)(i)	-	-	(60)	-
Held for sale income tax adjustment	-	-	(31)	-

2024 and 2023 Adjustment Items	166	243	581	1,315

Net earnings attributable to The Kroger Co. excluding the adjustment items above	$800	$979	$3,246	$3,479

53rd week adjustment (a)(j)	-	(144)	-	(144)

Net earnings attributable to The Kroger Co. excluding the adjustment items above and the 53rd week	$800	$835	$3,246	$3,335

Net earnings attributable to The Kroger Co. per diluted common share	$0.90	$1.01	$3.67	$2.96

Adjustment for loss (gain) on investments (k)	0.02	0.17	0.15	(0.17)
Adjustment for severance charge and related benefits (k)	0.03	-	0.03	-
Adjustment for impairment of intangible assets (k)	0.03	-	0.03	-
Adjustment for property losses (k)	0.03	-	0.03	-
Adjustment for merger-related costs (k)	0.12	0.16	0.67	0.37
Adjustment for merger-related net interest expense (k)	0.04	-	0.04	-
Adjustment for opioid settlement charges (k)	(0.03)	-	(0.03)	1.60
Adjustment for gain on sale of Kroger Specialty Pharmacy (k)	-	-	(0.08)	-
Held for sale income tax adjustment (k)	-	-	(0.04)	-

2024 and 2023 Adjustment Items	0.24	0.33	0.80	1.80

Net earnings attributable to The Kroger Co. per diluted common share excluding the adjustment items above	$1.14	$1.34	$4.47	$4.76

53rd week adjustment (k)	-	(0.20)	-	(0.20)

Net earnings attributable to The Kroger Co. per diluted common share excluding the adjustment items above and the 53rd week	$1.14	$1.14	$4.47	$4.56

Average number of common shares used in diluted calculation	696	725	720	725

Table 6. Net Earnings Per Diluted Share Excluding the Adjustment Items (continued)

(in millions, except per share amounts)

(unaudited)

(a)	The amounts presented represent the after-tax effect of each adjustment.

(b)	The pre-tax adjustments for loss (gain) on investments were $22 and $166 in the fourth quarters of 2024 and 2023, respectively. The year-to-date pre-tax adjustments for loss (gain) on investments were $148 and ($151) in 2024 and 2023, respectively.

(c)	The pre-tax adjustment to OG&A expenses for severance charge and related benefits was $32.

(d)	The pre-tax adjustment to OG&A expenses for impairment of intangible assets was $30.

(e)	The pre-tax adjustment to OG&A expenses for property losses was $25.

(f)	The pre-tax adjustments to OG&A expenses for merger-related costs were $175 and $138 in the fourth quarters of 2024 and 2023, respectively. The year-to-date pre-tax adjustments to OG&A expenses for merger-related costs were $684 and $316 in 2024 and 2023, respectively.

(g)	The pre-tax adjustment to net interest expense for merger-related net interest expense was $34.

(h)	The pre-tax adjustment to OG&A expenses for opioid settlement charges was $(27) in the fourth quarter of 2024. The year-to-date pre-tax adjustments to OG&A expenses for opioid settlement charges were $(27) and $1,475 in 2024 and 2023, respectively.

(i)	The year-to-date pre-tax adjustment for gain on sale of Kroger Specialty Pharmacy was ($79).

(j)	The pre-tax adjustment for the 53rd week was ($179).

(k)	The amounts presented represent the net earnings (loss) per diluted common share effect of each adjustment.

Note:	2024 Fourth Quarter Adjustment Items include adjustments for the loss on investments, severance charge and related benefits, impairment of intangible assets, property losses, merger-related costs, merger-related net interest expense and opioid settlement charges.

2024 Adjustment Items include the Fourth Quarter Ajustment Items plus the adjustments that occurred in the first three quarters of 2024 for loss on investments, merger-related costs, the gain on sale of Kroger Specialty Pharmacy and held for sale income tax.

2023 Fourth Quarter Adjustment Items include adjustments for the loss on investments and merger related costs.

2023 Adjustment Items include the Fourth Quarter Adjustment Items plus the adjustments that occurred in the first three quarters of 2023 for gain on investments, merger-related costs and opioid settlement charges.

Table 7. Operating Profit Excluding the Adjustment Items

(in millions)

(unaudited)

The purpose of this table is to better illustrate comparable operating results from our ongoing business, after removing the effects on operating profit for certain items described below.  Adjusted FIFO operating profit is a useful metric to investors and analysts because it presents more accurately year-over-year comparisons for operating profit because adjusted items are not the result of normal operations. Items identified in this table should not be considered alternatives to operating profit or any other GAAP measure of performance.  These items should not be reviewed in isolation or considered substitutes for the Company's financial results as reported in accordance with GAAP.  Due to the nature of these items, as further described below, it is important to identify these items and to review them in conjunction with the Company's financial results reported in accordance with GAAP.

The following table summarizes items that affected the Company's financial results during the periods presented.

	FOURTH QUARTER		YEAR-TO-DATE
	2024	2023	2024	2023
Operating profit	$912	$1,194	$3,849	$3,096
LIFO charge (credit)	30	(18)	95	113

FIFO operating profit	942	1,176	3,944	3,209

Adjustment for merger-related costs (a)	175	138	684	316
Adjustment for opioid settlement charges	(27)	-	(27)	1,475
Adjustment for severance charge and related benefits	32	-	32	-
Adjustment for impairment of intangible assets	30	-	30	-
Adjustment for property losses	25	-	25	-
Other	(3)	(7)	(14)	(14)

2024 and 2023 Adjustment items	232	131	730	1,777

Adjusted FIFO operating profit excluding the adjustment items above	$1,174	$1,307	$4,674	$4,986

53rd week adjustment	-	(187)	-	(187)

Adjusted FIFO operating profit excluding the adjustment items above and the 53rd week	$1,174	$1,120	$4,674	$4,799

(a)	Merger related costs primarily include third party professional fees and credit facility fees associated with the terminated merger with Albertsons Companies, Inc.

Table 8. Adjusted Free Cash Flow

(in millions)

(unaudited)

Adjusted free cash flow is an important performance measure used by management, and management believes it is also a useful metric for investors and analysts to evaluate the Company's ability to generate additional funding from business operations available for dividends, managing debt levels, share repurchases and other strategic investments. Adjusted free cash flow is one of the key financial indicators of the Company's business performance and the Company also uses adjusted free cash flow to evaluate the Company's senior management. However, adjusted free cash flow is not a measure of financial performance or liquidity under GAAP and, therefore, should not be considered an alternative to net earnings or net cash provided by operating activities as an indicator of the Company's performance or liquidity.  Although free cash flow is a relatively standard term, numerous methods exist for calculating free cash flow. As a result, the method used by the Company's management to calculate adjusted free cash flow may differ from methods other companies use to calculate free cash flow.

The following table sets forth a reconciliation of net cash provided by operating activities to adjusted free cash flow.

	YEAR-TO-DATE
	February 1,	February 3,	January 28,
	2025	2024	2023
Net cash provided by operating activities	$5,794	$6,788	$4,498

Payments for property and equipment, including payments for lease buyouts	(4,017)	(3,904)	(3,078)

Free Cash Flow	1,777	2,884	1,420

Adjustment for merger-related costs	489	-	-
Adjustment for merger-related net interest expense	26	-	-
Adjustment for company pension plans and payments related to the restructuring of multi-employer pension plans	57	298	283
Adjustment for payments related to opioid settlements	150	33	-

Adjusted Free Cash Flow	$2,499	$3,215	$1,703

Table 9. Gross Margin

(in millions, except percentages)

(unaudited)

In the Consolidated Statements of Operations within Table 1, the Company separately presents rent and depreciation and amortization to evaluate operational effectiveness. The table below calculates gross margin in accordance with Generally Accepted Accounting Principles ("GAAP") by including a portion of rent and depreciation and amortization related to the Company's manufacturing and warehousing and transportation activities.

The following table provides the calculation of gross profit and gross margin in accordance with GAAP.

	FOURTH QUARTER		YEAR-TO-DATE
	2024	2023	2024	2023
Sales	$34,308	$37,064	$147,123	$150,039
Merchandise costs, including advertising, warehousing and transportation and LIFO charge, excluding rent and depreciation and amortization	26,387	28,643	113,720	116,675
Rent	14	17	66	68
Depreciation and amortization	134	125	589	541
Gross profit	$7,773	$8,279	$32,748	$32,755

Gross margin	22.7%	22.3%	22.3%	21.8%